EXHIBIT 99.1

For immediate release:  October 8, 1996


               CYPRESS CHEMICAL COMPANY AND HARMONY PRODUCTS, INC.
                                DISCONTINUE TALKS


         Chesapeake, Virginia--Harmony Products, Inc. (OTC Bulletin Board--HRMY) announced today that the non-binding letter of intent between Cypress Chemical Company ("Cypress") and Harmony to enter into a transaction in which Cypress would acquire Harmony has expired and negotiations have terminated.

         After commencing negotiations on the terms of a definitive agreement, Cypress and Harmony concluded that they would be unable to complete the transaction on terms consistent with the letter of intent.

         Cypress has expressed its desire to continue to be a contract production point for certain of Harmony's products in 1997.






For additional information, contact:
         Gregory Gill, President, Harmony Products, Inc., 757-523-2849


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